Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

October 21, 2015

The Goldman Sachs Group, Inc.,

        200 West Street,

            New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and delivery, on the date hereof, of $1,750,000,000 principal amount of the Company’s 4.75% Notes due 2045 (the “4.75% Notes due 2045”), $2,000,000,000 principal amount of the Company’s 4.25% Subordinated Notes due 2025 (the “Subordinated Notes”), $750,000,000 principal amount of the Company’s 2.75% Notes due 2020 (the “2.75% Notes due 2020”) and $500,000,000 principal amount of the Company’s Floating Rate Notes due 2020 (the “Floating Rate Notes” and, together with the 4.75% Notes due 2045, the Subordinated Notes and the 2.75% Notes due 2020, the “Notes”). The Company filed with the Securities and Exchange Commission, on September 15, 2014, a registration statement on Form S-3ASR (File No. 333-198735) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an unspecified principal amount of the Company’s unsecured debt securities, including the Notes. The 4.75% Notes due 2045, the 2.75% Notes due 2020 and the Floating Rate Notes are being issued under an indenture, dated as of July 16, 2008 (the “2008 Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the Subordinated Notes are being issued under an indenture, dated as of February 20, 2004, as amended by the Ninth Supplemental Subordinated Debt Indenture thereto, dated as of May 20, 2015 (as so amended and supplemented, the “2004 Indenture”), between the Company and the Trustee. We refer to the 2008 Indenture and the 2004 Indenture, collectively, as the “Indentures”.

In rendering this opinion, we have examined the following documents:

1.	The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company.

2.	The Indentures.

3.	Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

4.	Forms of the Notes.

The Goldman Sachs Group, Inc.	-2-

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indentures have been duly authorized, executed and delivered by the Trustee, that the Notes conform to the forms thereof examined by us, that the Trustee’s certificates of authentication of the Notes have been manually signed by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP